AUTOCALLABLE LEVERAGED INDEX RETURN NOTES® (LIRNs®)	Filed Pursuant to Rule 433 Registration No. 333-290665-01

Autocallable LIRNs® Linked to the Class A Common Stock of Space Exploration Technologies Corp.

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)).  The graph and table have been prepared for purposes of illustration only, assume that the notes are not called on any Observation Date and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value

Hypothetical Redemption Amount per Unit

Hypothetical Total Rate of Return on the Notes

-100.00%

$2.00

-80.00%

-50.00%

$7.00

-30.00%

-30.00%

$9.00

-10.00%

-20.00%(1)

$10.00

0.00%

-15.00%

$10.00

0.00%

-10.00%

$10.00

0.00%

-5.00%

$10.00

0.00%

       0.00%(2)

$10.00

0.00%

2.00%

$10.30

3.00%

5.00%

$10.75

7.50%

10.00%

$11.50

15.00%

20.00%

$13.00

30.00%

30.00%

$14.50

45.00%

40.00%

$16.00

60.00%

50.00%

$17.50

75.00%

Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately two years, if not called
Market Measure	The Class A Common Stock of Space Exploration Technologies Corp. (NASDAQ symbol: “SPCX“)
Automatic Call	The notes will be called automatically on the Observation Date if the value of the Market Measure is equal to or greater than the Call Level
Call Level	100.00% of the Starting Value
Observation Date	Approximately one year from the pricing date
Call Amount	[$11.80 to $11.90] if called on the Observation Date, to be determined on the pricing date.
Payout Profile at Maturity

●150.00% leveraged upside exposure to increases in the Market Measure

●If the Market Measure declines, but not by more than 20%, a return of principal

●1-to-1 downside exposure to decreases in the Market Measure, with up to 80% of your principal at risk

Participation Rate	150.00%
Threshold Value	80% of the Starting Value of the Market Measure
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000191870426027205/bofa-424b2.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

●If the notes are not automatically called, depending on the performance of the Underlying Stock as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

●If the notes are called, your return on the notes is limited to the return represented by the Call Premium.

●Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.

●The initial estimated value of the notes on the pricing date will be less than their public offering price.

●If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

●You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive shares or dividends or other distributions by the Underlying Company.

●There is limited trading history for the Market Measure. Because the Underlying Stock has limited actual historical performance data, your investment in the Securities may involve a greater risk than investing in Securities linked to an underlying stock with a more established record of performance.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

(1)This hypothetical percentage change corresponds to the Threshold Value.

(2)This hypothetical percentage change corresponds to the Starting Value.

BofA Finance LLC (BofA Finance) and Bank of America Corporation (BAC) have filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BofA Finance and BAC have filed with the SEC for more complete information about BofA Finance, BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. BofA Finance"s Central Index Key, or ClK, on the SEC website is 1682472 and BAC’s CIK on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BofA Finance and BAC face risks that are specific to their respective businesses, and we encourage you to carefully consider these risks before making an investment in their respective securities.